Exhibit 10.94

CAP ROCK ENERGY CORPORATION

RETAINER AGREEMENT

THIS RETAINER AGREEMENT (the “Agreement”) is entered into as of this 3rd day of November 2005, effective at such time as David W. Pruitt ceases to serve as Chief Executive Officer of Cap Rock Energy Corporation, and such Agreement is by and between Cap Rock Energy Corporation, a corporation organized and existing under the laws of the State of Texas having its principal place of business at 500 West Wall, Suite 400, Midland, Texas 79701 (“Company”) and David W. Pruitt, an individual who resides at 5805 Stonecrest, Midland Texas 79707 (“Pruitt”), collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, the Company is in the business of electric distribution services; and

WHEREAS, under Pruitt’s direction and leadership, the Company’s corporate structure was reorganized from a member owned electric cooperative to a shareholder owned corporation; and

WHEREAS, such reorganization provided tremendous benefits to the former members of the cooperative and its customers and greatly enhanced the value of the Company for its shareholders; and

WHEREAS, the Company operates as a public company in a competitive and deregulated environment and Pruitt’s knowledge and expertise is critical to enable the Company to continue to survive and prosper; and

WHEREAS, Pruitt’s current plans are to cease to be President and/or CEO or an employee of the Company after a Special Shareholders meeting to be held in 2006 and to remain as a member of the Board of Directors and to remain as Co-Chairman of the Board; and

WHEREAS, the Company desires to retain Pruitt’s services as “Senior Advisor to the Company” so that the Company will have Pruitt’s knowledge and experience available to assist the incoming President/CEO; and

WHEREAS, the Company desires to retain Pruitt’s services as “Senior Advisor to the Company” in order to assist the Company in the future and to prevent competitors from hiring Pruitt; and

WHEREAS, the Company further desires to retain Pruitt’s services as “Senior Advisor to the Company” in recognition of Pruitt’s past deeds, achievements and accomplishments; and

WHEREAS, it is common practice for companies to enter into retainer agreements with CEO’s who leave their employment; and

WHEREAS, the Company feels that it is in the best interest of the Company, its shareholders, customers and employees to retain Pruitt so that he can provide his advice and counsel to the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                                       THE SERVICES

Pruitt agrees to provide consulting services for the Company as requested by its President/CEO and the Company from time to time and more particularly described on Exhibit “A” and made a part hereof. The parties to this Agreement specifically agree that Pruitt can provide his consulting services at such times and places that are most convenient to Pruitt, at the Company’s expense. The Company shall pay Pruitt’s expenses, including airfare and other expenses from wherever Pruitt may be at such time as the Company may request that he attend a meeting or other function in person.

2.                                       WORK FOR HIRE

a.                                       It is the intention of the parties hereto that all rights, including without limitation copyright, in any written materials, software products, reports, memoranda or notes prepared by Pruitt pursuant to the terms of this Agreement, or otherwise for Company (hereinafter the “Work”) vest in Company. The parties expressly acknowledge that the Work was specially ordered or commissioned by Company, and further agree that it shall be considered a “Work Made for Hire” within the meaning of the copyright laws of the United States and that Company is entitled, as author, to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

b.                                      If, for any reason, the Work is not considered a work made for hire under the copyright law, then Pruitt hereby grants and assigns to Company, its successors and assigns, all of its rights, title, and interest in and to the Work, including, but not limited to, the copyright therein throughout the world (and any renewal, extension or reversion copyright now or hereafter provided), and all other rights therein of any nature whatsoever, whether now known or hereafter devised, including, but not limited to the right to make such changes therein, and such uses thereof, as Company may determine in its sole and absolute discretion.

3.                                       PROPRIETARY INFORMATION

a.                                       For purposes of this Agreement, “proprietary information” shall mean any information relating to the business of Company that has not previously been publicly released by duly authorized representatives of Company and shall include (but shall not be limited to)

information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of Company as well as confidential information belonging to Company’s customers or clients.

b.                                      Pruitt agrees to regard and preserve as confidential, all proprietary information, whether Pruitt has such information in memory or in writing or other physical form. Pruitt shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purposes, nor disclose to others, either during the term of its engagement hereunder of thereafter, except as required by the conditions of Pruitt’s engagement hereunder, any proprietary information.

c.                                       Pruitt shall not disclose any reports, recommendations, conclusions or other results of the Work or the existence or the subject matter of this contract without the prior written consent of Company. In Pruitt’s performance hereunder, Pruitt shall comply with all legal obligations he may now or hereafter have respecting the information or other property of any other person, firm or corporation. Neither Pruitt nor the Company shall make any disparaging written or oral statements or comments about the other during and after the term of this Agreement.

d.                                      Pruitt expressly agrees that the covenants set forth in this Paragraph are being given to Company in connection with the engagement of Pruitt by Company and that such covenants are intended to protect Company against  competition by Pruitt, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of Pruitt are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

4.                                       INJUNCTIVE RELIEF

Pruitt acknowledges that the injury to Company resulting from any violation by it of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction over the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

5.                                       FEES AND REIMBURSEMENT OF CERTAIN EXPENSES

a.                                       Company shall pay Pruitt a retainer fee equal to fourteen thousand dollars ($14,000.00) per month, plus reasonable and necessary expenses, including but not limited to travel expenses directly related to the consulting services performed by Pruitt hereunder for Pruitt and his wife. Pruitt shall furnish to Company, upon request, suitable evidence regarding all such expenses. Such payments shall be made monthly during the term of this Agreement by direct deposit into Pruitt’s designated bank account unless Pruitt shall designate a different method of payment. Pruitt shall also be paid stock in the same proportion as the officers of the Company.

b.                                      Pruitt shall retain his Midland Country Club and Petroleum Club memberships and all incidents of ownership therein, including credit for any assessments or charges of any kind previously paid by the Company on his behalf. The Company shall pay all fees and dues associated therewith on the same basis as the Company has paid such fees and dues in the past through June 2005 and in the future through the end of this Agreement and any renewals or extensions thereof. After the end of the term of this Agreement and any renewals or extensions thereof, Pruitt shall pay such fees and dues.

c.                                       During the term of this Agreement, the Company shall continue to pay the premiums on Pruitt’s Principal Universal Group Life Insurance policy that is currently in effect and that is to continue in force during the term of this Agreement. At the termination of this Agreement, Pruitt shall have the option, in accordance with the terms of such policy, to keep the policy and pay the premiums if he so desires. Such policy shall remain the property of Pruitt.

d.                                      Upon the effective date of this Agreement, Pruitt shall no longer be an employee of the Company and shall be a “retiree” of the Company. As a retiree, Pruitt shall be provided the maximum lump sum amounts available to retirees under all of the Company’s policies, i.e. sick leave (50% of 100% of all unused), personal leave and vacation (100% of all unused), health and dental insurance benefits pursuant to Company policy on the same basis as has been offered to other retirees with at least twenty years employment (currently $580.00 per month) and all cash owed to Pruitt by the Company at that time.

e.                                       During the term of this Agreement, Pruitt will continue to serve on the Board of Directors of the Company, unless his term on the Board expires and he is not reelected or there is a change of control, in which case the balance of compensation Pruitt would have received as a director through the term of this Agreement shall be immediately due and payable to Pruitt, in addition to any other compensation Pruitt is entitled to receive pursuant to this Agreement. Upon the effective date of this Agreement, Pruitt shall become an outside director and he shall be entitled, at that time, to all board fees etc. that all other outside directors receive (currently $15,000.00 per year retainer, $5,000.00 per meeting attended in person, $2,500.00 for telephone meetings, plus expenses and bonuses) for so long as he serves as a director. Pruitt shall also be eligible to continue as Co-Chairman of the Board if so elected and receive the additional compensation per board policy as

Chairman of the Board (currently $500.00 per meeting) and he shall be entitled to receive stock bonuses, cash bonuses and stock awards on the same basis as all other outside directors. Pruitt shall also continue to be eligible to participate in the Company’s stock for comp and deferred compensation plans and shall have the same options as officers and other directors with regard to foregoing the issuance of amounts of stock to him, including grossing up of the shares of stock issued and cash payments in order to pay income taxes on such stock when issued or vested.

f.                                         Pruitt and his wife shall be entitled to participate and attend, at the Company’s expense (which shall include dues and all expenses for attendance), as Co- Chairman and/or Senior Advisor to the Company, all CEO Club Super Pac and CEO club meetings, Association of Edison Illuminating Companies (“AEIC”), various conferences sponsored by law firms and various Funds that relate to the electric utility industry, merger and acquisition seminars and/or forums, or the equivalent during the term of this Agreement. Pruitt shall also be entitled to attend, at the Company’s expense, any seminars or conferences etc. that the CEO requests Pruitt to attend or that Pruitt deems beneficial to his role as Senior Advisor to the Company.

g.                                      Upon the effective date of this Agreement, Pruitt shall be a participant, or continue to be a participant, in the UBS Cap Rock Energy Corporation Supplemental Executive Deferred Compensation Retirement Plan, or any successor plan, or equivalent plan, at such time as such plan is established or whatever type of deferred compensation plan is in effect at the time this Agreement becomes effective or which becomes effective during the term of this Agreement. If no such plan is available to Pruitt, then in that event, the Company shall contribute an amount as set forth below, grossed up by 39.6% for taxes,  into an individual plan designated by Pruitt. Pruitt’s contribution to such plan as described above will be matched by the Company based on the Company’s current

401K contribution for employees hired prior to May 1, 2002 at $168,000.00 per year (Pruitt’s compensation hereunder). For example, if Pruitt contributes 9%, ($15,120.00) into the plan, then the Company would contribute 12.5% ($21,000.00) per year into a Company plan or $34, 768.00 per year if no Company plan is available to Pruitt.

h.                                      Pruitt shall retain all mileage and points earned in all travel programs such as American Airlines, American Express, Southwest Airlines, Continental, Starwood and other hotels etc. earned while an employee of the Company and during the term of this Agreement.

i.                                          During the term of this Agreement, Pruitt shall be covered by the Company’s director and officer liability insurance policies for the same amount as officers and directors of the Company for his services hereunder. Further, during the term of this Agreement and thereafter, the Company shall indemnify Pruitt and hold him harmless, and provide for his legal defense, for any and all claims or causes of action of any kind whatsoever made against Pruitt arising out of services rendered pursuant to this Agreement or actions taken by Pruitt as President/CEO of the Company.

j.                                          Upon termination of this Agreement, Pruitt expressly understands and agrees that Company’s sole obligation hereunder shall be to pay Pruitt in accordance with this Agreement. However, Pruitt shall still be entitled, after termination of this Agreement, to receive all amounts to which he is entitled to receive as a Company retiree and as a member of the Board of Directors.

6.                                       BENEFITS

Pruitt, as an independent contractor, shall not be entitled to any compensation, wages, bonuses or benefits other than those provided for under Paragraph 5 of this Agreement. Pruitt shall be entitled to such fees and expenses as set forth in Paragraph 5 of this Agreement through the initial term of this Agreement, regardless of whether or not this Agreement is terminated earlier. Pruitt shall not be required to carry liability insurance or any other type of insurance as an Independent Contractor.

7.                                       DUTY TO REPORT INCOME

Pruitt acknowledges and agrees that he is an independent contractor under this Agreement and not an employee of the Company and that it is Pruitt’s sole obligation to report as income all compensation received from Company pursuant to this Agreement. Pruitt further agrees that the Company shall not be obligated to pay withholding taxes, social security, unemployment taxes, disability insurance premiums, or similar items, in connection with any payments made to Pruitt pursuant to the terms of this Agreement. Notwithstanding the above, the Company and Pruitt agree and understand that all stock granted to him under prior and future stock grants and all stock previously deferred under the Company’s Stock for Compensation Plan or other deferred compensation plan shall be grossed up in accordance with the normal Company policy in order to pay all withholding and taxes such as income tax, social security tax, Medicare tax etc. and Pruitt shall be paid the gross up amounts in cash.

8.                                       TERM

This Agreement shall be effective beginning November 12, 2005, when Pruitt ceases to be an employee and officer of the Company. This Agreement shall supercede Pruitt’s current Employment Contract, except that the provisions in Section 4.05 regarding a “Change in Control” shall be incorporated by reference in this Agreement and shall continue in effect for the term of this Agreement and any extension thereof. The salary and bonus on which any such Change in Control payment shall be based is Pruitt’s 2005 salary and 2004 bonus, which amount equals $436,000.00. This Agreement shall continue for a period of five years from its effective date; provided, however, that either Company or Pruitt may terminate this Agreement in whole or in part at any time upon one year written notice to the other party. In the event the Company terminates the Agreement pursuant to this provision, Pruitt shall remain entitled to receive all compensation and benefits set forth herein, payable in a lump sum within twenty days from such termination, and he shall not be required to seek other employment or take any action to mitigate the total amount of payments owed to him by the Company pursuant to this Agreement. In the event Pruitt terminates the Agreement pursuant to this provision, he shall be entitled to payment for all amounts payable under this Agreement up until the date of termination, including reimbursement for all expenses incurred and Pruitt shall have no further obligation to the Company pursuant to this Agreement, other than those that specifically survive the termination of this Agreement.

In the event Pruitt becomes disabled or dies during the term of this Agreement and is therefore unable to perform the services hereunder, all amounts payable to Pruitt hereunder for the remaining term of this Agreement shall be paid to him or his designated beneficiary (currently Patricia Ann Pruitt).

Either Party shall be entitled to terminate this Agreement if the other Party refuses to perform its duties hereunder. In such case, the performing Party must notify the non-performing Party of a breach and if such breach is not cured within twenty days, the performing Party may terminate the Agreement. It shall not be a breach of this Agreement or non-performance hereunder if Pruitt is unable to perform requested duties in the time frame requested. Non-performance by Pruitt shall mean a total failure to perform any duties as set forth in this Agreement.

This Agreement may be extended by the mutual agreement of the Parties hereto. In the event of termination or upon expiration of this Agreement, Pruitt shall be permitted to keep any and all equipment which Pruitt received from Company. However, all documents or materials, and all copies made thereof, which Pruitt received from Company for the purposes of this Agreement shall be returned to the Company if requested by the Company. Notwithstanding the foregoing, during the term of this Agreement, Pruitt shall be entitled to keep all equipment such as cell phones, fax machines, printers, copiers, personal computers, blackberry etc. in his possession and the Company shall pay the related expenses of such equipment. Also during the term of this Agreement, the Company shall provide any additional equipment needed by Pruitt to perform services hereunder at the Company’s expense and shall provide Pruitt with any clerical or secretarial assistance needed. The Company may continue to provide such equipment and related expenses and clerical or secretarial assistance to Pruitt, at the Company’s expense, after the termination or expiration of this Agreement, if the President/CEO approves such arrangement.

9.                                       NOTICES

All notices shall be in writing and sent via first class mail to Company and Pruitt at their respective addresses set forth at the beginning of this Agreement, or to such other address as either party shall notify the other party by notice given hereunder.

10.                                 SUCCESSORS/CHANGE OF CONTROL

This Agreement shall remain binding on any successor of the Company and any such successor, for whatever reason, change of control etc, shall be obligated to assume and perform all of the Company’s obligations under this Agreement.

In the event Pruitt fails to serve out the remainder of his term on the Board of Directors for which he was elected in 2004 or to which he is elected at a future election, for any reason other than his own choosing (i.e. he is forced out and/or pressured or encouraged to resign), he shall receive the normal outside director fees, bonuses, stock awards and all benefits he would have received as a member of the Board of Directors through the end of his current term. For purposes of this paragraph, in addition to other benefits, Pruitt shall be entitled to receive the yearly retainer (currently $15,000.00 per year), $5,000.00 per meeting, pay for telephone board meetings estimated at four per year which currently pay $2,500.00 per meeting, plus the additional amount (currently $500.00 per meeting) for serving as Co-Chairman, and a yearly bonus based on the average director bonus for the prior three years.

11.                                 COVENANT NOT TO COMPETE

During the term of this Agreement, Pruitt shall not engage, except as a passive investor in publicly held companies, engage in or own or control any interest in, or act as principal, director, officer or employee of, or consultant to, any firm or corporation which is in competition with the Company. The Parties specifically recognize and agree that this covenant not to compete shall not prevent Pruitt from continuing to serve as a consultant/director for Panda Energy, Delinea or other Company’s that are not in direct competition with the Company. Further, Pruitt may consult for and serve as a director of other entities with the approval of the Company’s General Counsel and CEO.

12.                                 CONFIDENTIALITY

The terms of this Agreement and the existence of the Agreement shall be kept confidential except as required by law to be disclosed such as to the SEC or IRS and except as disclosure is mandated by court order.

13.                                 ARBITRATION

Any controversy, claim or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Midland, Texas or the closest office thereto of the American

Arbitration Association in accordance with the rules of the American Arbitration Association and the judgment or award rendered shall be entered by consent in any court having jurisdiction thereof.

14.                                 GENERAL

a.                                       The terms and conditions of Paragraphs 2, 3, 4, 5, 6, 8, 10, 14g and 14h hereof shall survive the termination of this Agreement.

b.                                      Pruitt shall not assign this Agreement or delegate its duties hereunder and shall not subcontract any of the services to be performed hereunder without the prior written consent of the Company.

c.                                       Pruitt shall perform the consulting services described herein as an independent contractor and shall not be considered an employee, partner, or joint venturer of Company or otherwise related to Company for any purpose. Pruitt shall not be required to carry liability insurance or any other type of insurance in performing his services as an independent contractor hereunder.

d.                                      This Agreement shall be governed by the laws of the State of Texas.

e.                                       All rights and obligations of the Parties under this Agreement shall survive the termination of this Agreement.

f.                                         This Agreement constitutes the entire understanding between Pruitt and Company respecting the consulting services described herein.

g.                                      No amendment, or alteration of this Agreement, nor any substitution or successor agreement,  shall be valid unless made in writing and signed by all Parties hereto or the Company’s successor and Pruitt.

h.                                      The terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective personal representatives, heirs, administrators, successors and permitted assigns.

i.                                          The failure of either party to exercise its rights under this Agreement shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Cap Rock Energy Corporation

By:
Russell E. Jones, Co-Chairman	David W. Pruitt

STATE OF TEXAS	)(
)(
COUNTY OF MIDLAND	)(

This instrument was acknowledged before me on this 3rd day of November 2005, by RUSSELL E. JONES, Co-Chairman of the Board of Cap Rock Energy Corporation, a Texas corporation, on behalf of said corporation.

Notary Public, State of Texas

(SEAL)

STATE OF TEXAS	)(
)(
COUNTY OF MIDLAND	)(

Before me, on this 3rd day of November 2005, personally appeared DAVID W. PRUITT, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Notary Public, State of Texas

(SEAL)

Exhibit “A”

Description of Consulting Services

Provide advice and direction to the President/CEO and the Board of Directors of Cap Rock Energy Corporation as requested. Services under this Agreement are to be performed at a time and place most convenient to Pruitt and if Pruitt is required to perform services in person, then and in that event, the Company shall pay for all of Pruitt’s and his wife’s travel expenses from wherever he is at the time to the location where the Company requests his presence and all of Pruitt’s and his wife’s travel expenses to return to the location where he was at the time the Company requested his presence. As set forth in Paragraph 5 herein, the Company shall pay all of Pruitt’s expenses, including travel, lodging, and meals etc., related to the consulting services performed by Pruitt pursuant to this Agreement.